Exhibit 10.1

2016年 [8]月[8]日

[August 8, 2016]

SMART SUCCESS INVESTMENT LIMITED

(出售方) (“Seller”)

与

FINCERA INC.

(收购方) (“Buyer”)

有关EASTERN EAGLE INTERNATIONAL (“安勇国际”)的100%股权转让协议

Eastern Eagle International’s 100% Equity Transfer Agreement

i

The contract is signed on [August 8, 2016].

本合同于[2016年 8月 8日]签订。

立约各方：Parties in the Agreement:

1.	SMART SUCCESS INVESTMENT LIMITED (以下简称出售方)；(“Seller”)

2.	FINCERA INC. (以下简称”收购方”)；(“Buyer”)

3.	EASTERN EAGLE INTERNATIONAL（以下简称”安勇国际”）”

鍳于：Whereas:

A.	河北安勇贸易有限公司(“安勇贸易”)是一家港澳台法人独资的外商投资企业。其批准证书为商外资冀石市字[20150013]号，发证日期为[2015年6月30日]。见附件一。

Hebei An Yong Trade Co., Ltd. (“An Yong Trade”) was a TW-HK-Macau invested foreign-owned enterprise,with a registration number of [20150013] issued on [June 30, 2015]. See Annex I.

B.	安勇贸易的投资总额为[300]万元人民币，其注册资本为[300]万元人民币，由下列公司出资：

The total investment of An Yong Trade is RMB[3] million and its registered capital is RMB[3] million, funded by the following company:

安勇国际： [300]万元人民币，占安勇贸易注册资本的100%。

Eastern Eagle International (安勇国际）: RMB[3] million, accounting for 100% of the registered capital of An Yong Trade.

C.	安勇贸易经河北省商务厅批准的经营期限为30年，其营业执照（注册号：[130100400478861]）上面载明的营业期限自[2015年7月20日至2045年7月19日]。

Hebei Provincial Department of Commerce approved a 30-year operating period for An Yong Trade. Its business license registration number is [130100400478861] as stated on its operating business license and its operating period is from [July 20, 2015 to July 19, 2045].

D.	河北瑞捷酒店管理有限公司(“瑞捷酒店”)是一家注册于中华人民共和国的内资企业，注册资本为[两亿元]人民币，由下列公司出资：

Hebei Rui Jie Hotel Management Co., Ltd. (“Rui Jie Hotel”) is registered as a China-funded enterprise with registered capital of RMB[200] million, funded by the following companies:

河北安勇贸易有限公司：[两]亿元人民币，占瑞捷酒店注册资本的100%。

An Yong Trade: RMB[200] million, accounting for 100% of the registered capital of Rui Jie Hotel.

目前，瑞捷酒店主要资产为石家庄希尔顿酒店。

At present, Rui Jie Hotel’s primary asset is the Shijiazhuang Hilton Hotel.

E.	[河北瑞捷酒店管理有限公司石家庄希尔顿酒店 (“瑞捷石家庄希尔顿酒店”)是一家注册于中华人民共和国的有限责任公司分公司，其母公司为河北瑞捷酒店管理有限公司]

Hebei Rui Jie Hotel Management Co., Ltd. Shijiazhuang Hilton Hotel (“Rui Jie Shijiazhuang Hilton Hotel”) is registered as a China-funded limited liability company subsidiary company with parent company named Hebei Rui Jie Hotel Management Co., Ltd.

F.	[河北瑞捷酒店管理有限公司开元中心商务餐厅 (“瑞捷开元中心商务餐厅”)是一家注册于中华人民共和国的有限责任公司分公司，其母公司为河北瑞捷酒店管理有限公司]

]

Hebei Rui Jie Hotel Management Co., Ltd. Kaiyuan Center Business Restaurant (“Rui Jie Kaiyuan Center Business Restaurant”) is registered as a China-funded limited liability company subsidiary company withparent company named Hebei Rui Jie Hotel Management Co., Ltd.

G.	出售方系安勇国际的登记持有人及受益所有人。

Seller is the registered holder and beneficial owner of the shares of Eastern Eagle International (安勇国际) to be sold.

H.	出售方愿意依照本协议规定的条款和条件出售，而收购方亦愿意根据本协议规定的条款和条件购买所销售股票。安勇国际同意本协议所述各项有关所销售股票出售和购买的条款。

The Seller is willing to sell, and the Buyer is willing to buy, the shares in accordance with the terms and conditions prescribed herein. Eastern Eagle International (安勇国际) agreed to all the provisions governing the sale and purchase of the shares stipulated herein.

协议：Contract:

基于本协议所述的相互承诺和其它适当及有价值之对价，对该等承诺及对价的充分性和完整性在此确认，出售方及收购方达成协议如下：

Based on mutual commitments described in this Agreement and other appropriate and valuable consideration, the adequacy and completeness of which are hereby confirmed, the Seller and the Buyer agreed as follows:

Article I

出售及收购

Sale and Purchase

1.1           依照本协议条款和条件，出售方向收购方出售，收购方从出售方购买，所销售股票，该等股票含安勇国际的一切所有权而不存在任何担保权益、负债，或留置权。

In accordance with the terms and conditions hereof, Seller will sell to Buyer, and Buyer will purchase from Seller, the stock which represents all ownership rights to Eastern Eagle International (安勇国际), free and clear of any security Interest, indebtedness, or lien.

Article II

收购价款

Purchase Price

2.1           收购价款以签订收购协议当月的安勇国际合并报表净资产作为收购价格，包括：（1）2016年4月30日净资产；（2）2016年4月30日至签订收购协议当月净资产的变化金额。2016年4月30日净资产金额为美元[119,863,979.89 ]元,折合人民币774,189,459.73元。见:(1)附件2的评估报告,(2)2016年4月30日合并报表。. Adopted net assets of Eastern Eagle on signing acquisition agreement that month as the purchase price, including: (1) net assets on April 30, 2016, (2)And the net assets changes since April 30 2016 to the agreement signing month. The net assets end of April 30, 2016 is[119,863,979.89], is equivalent to RMB 774,189,459.73. See (1)Annex II for appraiser’s report, (2)the consolidated statement ended April 30, 2016.

2.2           出售方及收购方同意委任双方认可的会计师事务所根据美国会计准则，在成交后对安勇国际及其附属公司按照美国会计准则进行审计（审计基准日为2016年 4 月30 日），双方须促使安勇国际及其附属公司提供一切所需文件以使该会计师事务所作出审计。经审计与安勇国际合并报表数据之差异，应适当调整收购价款。

The Seller and the Buyer agree to appoint a recognized accounting firm registered in U.S. GAAP, and prior to closing, Eastern Eagle International (安勇国际) and its subsidiaries will be audited in accordance with U.S. GAAP, (audit reference date of [ April 30 2016]). Both parties shall ensure that Eastern Eagle International (安勇国际) and its subsidiaries provide all necessary documents to enable the accounting firm to audit. The purchage price should be appropriately adjusted based on the changes between the consolidated statements and final the audited report.

Article III

收购价款支付：

Payment of the Purchase Price

3.1           双方约定自本协议签署之日起12个月内，收购方按照本协议支付收购价款，具体数额为支付当日等值美元。超过12个月未支付的，仍以人民币记账，收购方应按未支付价款部分计付利息，利率按照中国人民银行一年期贷款利率执行。

Both parties agree that within 12 months by signing this Equity Transfer Agreement, the Buyer will pay the purchase price in accordance with this Agreement. The exact amount of the payment will be that day’s US Dollar Equivalent. Any amount that remains unpaid after 12 months will be recorded on books in RMB. The Buyer will pay interest on any unpaid amount at the interest rate for one-year loans announced by People’s Bank of China.

Article IV

安勇国际及出售方 的陈述与保证

Representations And Warranties of Eastern Eagle International (安勇国际) And The Seller

“安勇国际及出售方共同并各自在此向”收购方”声明并保证，从本《协议》签署之日起至”成交日期”止，下列陈述及保证真实、正确、完整：

Eastern Eagle International (安勇国际) and the Seller, jointly and severally, hereby represent and warrant to Buyer that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date:

4.1           公司存续及权力。 “安勇国际”为按照香港法律正式组建、正当存续且声誉良好。 “安勇国际”具有所有公司和其他能力及权力，且获得拥有并运营其财产及资产、开展现有及将来的业务需要的所有政府许可、特许权、执照、授权、同意及核准。 除《附录》4.1所述之外，”安勇国际”在任何管辖区域都无资格作为外国实体开展业务。在其他任何辖区内，”安勇国际”也不因其持有或租用的财产的性质或其活动的性质而迫使其具有该资格。 “安勇国际”的办公地址为《附录》4.1中所述位置。 “安勇国际”未进行、未计划、也未签订任何协议来合并、兼并、销售其所有或绝大部分资产、重组、重组资本、解散或清算。

Corporate Existence and Power. Eastern Eagle International (安勇国际) is a corporation duly organized, validly existing and in good standing under and by virtue of Hong Kong. Eastern Eagle International (安勇国际) has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. Eastern Eagle International (安勇国际) is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 4.1, and there is no other jurisdiction in which the character of the property owned or leased by Eastern Eagle International (安勇国际) or the nature of its activities make qualification of Eastern Eagle International (安勇国际) in any such jurisdiction necessary. Eastern Eagle International (安勇国际) has offices located only at the addresses set forth on Schedule 4.1. Eastern Eagle International (安勇国际) has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.2授权。Authorization.

(a)          “安勇国际”在其公司权限内能够完成本《协议》的执行、交付及履行，并完成与此相关的交易，且此类行为已得到”安勇国际”必要的授权，包括其股东的一致通过。 在签署生效并交付之后，本《协议》的各自条款对”安勇国际”都有有效的法律约束力并具有强制性。

The execution, delivery and performance by Eastern Eagle International (安勇国际) of this Agreement and the consummation by Eastern Eagle International (安勇国际) of the transactions contemplated hereby and thereby are within the corporate powers of Eastern Eagle International (安勇国际) and have been duly authorized by all necessary action on the part of Eastern Eagle International (安勇国际), including the unanimous approval of the stockholders of Eastern Eagle International (安勇国际). This Agreement constitutes, and, upon its execution and delivery, will constitute, a valid and legally binding agreement of Eastern Eagle International (安勇国际) enforceable against Eastern Eagle International (安勇国际) in accordance with its respective terms.

4.3           政府授权。 “安勇国际”或出售方对本《协议》及任何《补充协议》的签署生效、交付或履行都不需要任何”官方”的同意、批准、许可，也不在存在其他需要由”官方”批准的注册、申报或备案活动。

Governmental Authorization. Neither the execution, delivery nor performance by Eastern Eagle International (安勇国际) or Seller of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4           资本。 “安勇国际”拥有授权资本及未偿还资本，在《附录》4.5中有详细说明。在”成交”之时，”收购方”应收到良好、有效且可交易的所有”股票”所有权凭证，无任何”留置权”。 除《附录》4.5中所述内容之外，没有任何（a） 担保权益、未偿还认股、期权、凭证、认股权（包括”虚拟股票权利”）、认购期权、承付款项、非正式协议、股份转换权、股份交换权，或用来购买、发行或销售任何”安勇国际”股本股票的计划或其他各类协议，或（b）出售方签署的、与”所销售股票”相关的协议，包括任何委托股票权及其他相关的表决权协议或代理协议。

Capitalization. Eastern Eagle International (安勇国际) has an authorized capitalization and outstanding capitalization specified on Schedule 4.5. Upon the Closing, Buyer shall receive good, valid and marketable title to all stock, free and clear of all liens. Except as set forth on Schedule 4.5, there are no: (a) security interests, outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of Eastern Eagle International (安勇国际), or (b) agreements by Seller with respect to any of the Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.5           子公司。Subsidiaries.

(a)          “安勇国际持有《附录》4.6中列出的所有”人”的全部发行及流通股本及证券。 “安勇国际或其任何子公司都未就组建任何合资企业、协会或其他实体而达成任何协议。

Eastern Eagle International (安勇国际) owns 100% of the issued and outstanding capital stock and securities of each Person listed on Schedule 4.6. None of Eastern Eagle International (安勇国际) or any of its Subsidiaries is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)          每个”子公司”都是依法正式组建的公司、正当存续且声誉良好，其组建的名称已在《附录》4.6中列明。 各”子公司”都拥有公司及其他所有权力，并获得必需的政府许可、特许、执照、授权、同意及批准来持有及经营其财产、资产，以及在现在及将来开展”业务”。 各”子公司”仅在《附录》4.9中各自名称下所列的地址中设有办公室。 任何”子公司”都未进行或计划进行合并、兼并、销售其全部或绝大部分资产、重组、重组资本、解散或清算，也未就上述事项达成任何协议。

Each Subsidiary is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.6. Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.6. No Subsidiary has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

4.6           财务报表。Financial Statements.

(a)          所附《附录》4.7为（i）安勇国际及其子公司截止2016年4月30日的未经审计的合并财务报表，（统称为“财务报表”） Attached hereto as Schedule 4.7 are (i) the unaudited consolidated financial statements of Eastern Eagle International (安勇国际) and its Subsidiaries as of April 30,2016(“Financial Statements”).

(b)          此”财务报表”一致应用并遵照” 美国会计准则”， 完整、准确且公正地说明了安勇国际及其子公司的当期财务状况及经营业绩。另外，”期中财务报表”符合正常年终调整。 此”财务报表”（i）根据安勇国际及其子公司的帐簿及记录编制；（ii）始终应用并按照” 美国会计准则”，在应计制基础上编制；（iii）包含并反映所有的调整及应计项目，公正地反映了安勇国际及其子公司的当期财务状况，包括所有担保、维护、服务及赔偿义务；(iv)包含并反映安勇国际及其子公司截止至本期的所有实质性足额纳税款项。安勇国际已向收购方提交了所有从会计部门收到的”管理建议书”的副本，以及过去五（5）年之内由安勇国际及其子公司聘用的律师对其会计或任何前任会计所作质询的回复。

The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of Eastern Eagle International (安勇国际) and its Subsidiaries as of the dates thereof and the results of operations of Eastern Eagle International (安勇国际) and its Subsidiaries for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Financial Statements (i) were prepared from the books and records of Eastern Eagle International (安勇国际) and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Eastern Eagle International (安勇国际) and its Subsidiaries’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to Eastern Eagle International (安勇国际) and its Subsidiaries with respect to the periods then ended. Eastern Eagle International (安勇国际) has delivered to Buyer complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by Eastern Eagle International (安勇国际) and its Subsidiaries to inquiries from its accountant or any predecessor accountants.

4.7           帐簿及记录。Books and Records.

(a)          帐簿及记录内容合理，且准确、公正地反映了安勇国际及其子公司的交易、资产配置及服务提供情况。 安勇国际及其子公司坚持使用内部会计控制体系来合理保证：

The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by Eastern Eagle International (安勇国际) and its Subsidiaries. Eastern Eagle International (安勇国际) and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)          仅按照管理部门的授权执行交易；

transactions are executed only in accordance with management’s authorization;

(ii)         在相应的期间内，按照安勇国际一贯采用的、符合” 美国会计准则”的收入确认及支出政策，及时、准确地记录了所有收支科目；

all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by Eastern Eagle International (安勇国际) as permitted by U.S. GAAP;

(iii)        仅经管理部门授权才能允许接触资产

access to assets is permitted only in accordance with management’s authorization

(iv)        在合理的周期内，将记录资产与实际存在的资产进行比较，若存在任何差异，则采取适当的措施。

recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          安勇国际现在此将所有帐簿及记录交由收购方进行检验，并在此将本《协议》的《附录》中提及到的或收购方另作要求的所有文件的完整、准确副本提交给收购方。 由安勇国际或其代理向收购方提交的所有合同、文件及其他文件，或其副本都准确、完整、真实。

Eastern Eagle International (安勇国际) has heretofore made all Books and Records available to Buyer for its inspection and has heretofore delivered to Buyer complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Buyer otherwise has requested. All Contracts, documents, and other papers or copies thereof delivered to Buyer by or on behalf of Eastern Eagle International (安勇国际) are accurate, complete, and authentic.

(c)          安勇国际及其子公司的所有帐目、帐簿及分类帐在各方面都进行了适当、准确的记录，且内容完整，其中无任何实质性的差错或差异。 安勇国际或其任何子公司以任何形式（包括机械、电子或摄影方法，无论其是否为计算机化）记录、存储、保存、操控的任何记录、体系控制数据或信息（包括其所有存取方式）都是在排他性所有权之下进行的（特许的软件程序除外），并受安勇国际直接控制，且不受任何非相应办公地点的子公司的直接控制。

All accounts, books and ledgers of Eastern Eagle International (安勇国际) and its Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. None of Eastern Eagle International (安勇国际) or any of its Subsidiaries has any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of Eastern Eagle International (安勇国际) or any of its Subsidiaries and which is not located at the relevant Office.

4.8           财产；安勇国际及其子公司资产的所有权

Properties; Title to Eastern Eagle International (安勇国际) and its Subsidiaries’ Assets

(a)          根据各自既定用途，各有形资产无缺陷、状况良好、运转正常，并经妥善修理、维护（通常损耗除外），且适于现行用途，并符合所有相应的规范及质保要求。

The Tangible Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)          安勇国际及其子公司都拥有对各自资产的良好、有效及可交易所有权，并在按合同石家庄希尔顿酒店所有权以及租赁或获准使用各类资产的情况下，都持有有效的使用相关资产的租赁权益或使用许可，且除容许留置权之外，不存在任何留置权。 在业务经营过程中使用的各类资产，包括商誉，都是由安勇国际及其子公司的资产所构成。

Each of Eastern Eagle International (安勇国际) and its Subsidiaries has good, valid and marketable title in and to, or, in the case of the Shijiazhuang Hilton Hotel Title and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use each of its respective assets, free and clear of all Liens other than Permitted Liens. Eastern Eagle International (安勇国际), and its Subsidiaries’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, that are used or useful in the operation of the Business.

4.9           诉讼。在任何法院、官方机构都无任何向安勇国际或其任何子公司，或其任何管理人员、董事、股票、资产、合同，或出售方提起的未决诉讼（或任何诉讼依据），且就安勇国际所知，也无任何威胁或影响安勇国际或其任何子公司，或其任何管理人员、董事、股票、资产、合同，或出售方的诉讼，且不存在任何阻止、禁止、变更或延迟本《协议》或《补充协议》所述的交易的各类问题及企图。 无任何针对安勇国际、其任何子公司或出售方进行的未决判决。 过去五（5）年之内及现在，安勇国际或进行其任何子公司都未受到任何官方的诉讼。

Litigation. There is no Action (or any basis therefor) pending against, or to the best knowledge of Eastern Eagle International (安勇国际) threatened against or affecting, Eastern Eagle International (安勇国际) or any of its Subsidiaries, any of their officers or directors, the Seller, the Business, or any Stock or any of Eastern Eagle International (安勇国际) or its Subsidiaries’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against Eastern Eagle International (安勇国际), any of its Subsidiaries or the Seller. None of Eastern Eagle International (安勇国际) or any of its Subsidiaries is now, nor has it been in the past five (5) years, subject to any proceeding with any Authority.

4.10         遵守法律。 安勇国际或其任何子公司都未触犯或违反任何国内外的法律、判决、法令，或任何法院、仲裁人、官方机构的裁定，并就安勇国际所知，也无任何与此相关的正在调查中的事件、存在被控诉的可能或控诉的凭据，且在最近的24月之内，安勇国际或其任何子公司未收到任何官方机构的任何传票。

Compliance with Laws. None of Eastern Eagle International (安勇国际) or any of its Subsidiaries is in violation of, has violated, and to Eastern Eagle International (安勇国际)’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months none of Eastern Eagle International (安勇国际) or any of its Subsidiaries has received any subpoenas by any Authority.

(a)          在不限制前述条款的前提下，安勇国际或其任何子公司在现在或过去都未违反下述法律，且就安勇国际所知，无任何就违反下述法律而进行的调查、或存在被指控的可能：

Without limiting the foregoing paragraph, none of Eastern Eagle International (安勇国际) or any of its Subsidiaries is in violation of, has not violated, and to Eastern Eagle International (安勇国际)’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)          适用于业务特性的任何法律；

Any Law applicable due to the specific nature of the Business;

(ii)         海外反腐败法案；

the Foreign Corrupt Practices Act;

(iii)        政府法案的道德规范；

the Ethics in Government Act;

(iv)        游说披露法案；

the Lobbying Disclosure Act;

(v)         任何同等或类似的管辖法律；或

any comparable or similar Law of any jurisdiction; or

(vi)        任何对工作场所进行规制或行为管制的法律，包括与性骚扰、工作环境型职业伤害相关的禁止性法律。

any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

遵照4.18部分所述的任何法律从事业务时，安勇国际或其任何子公司都不需要经过特许、许可或登记注册。

No permit, license or registration is required by Eastern Eagle International (安勇国际) or any of its Subsidiaries in the conduct of the Business under any of the Laws described in this Section 4.18.

4.11         税务事项。Tax Matters.

(a)          （i）安勇国际及其各子公司都按要求正式及时报税，并已付清所有各自应付税款；(ii)所有纳税申报单真实、准确、完整，且已将所有应纳税款项目公开；(iii) 除《附录》4.24所述之外，此类纳税申报单已经通过税务机关的检验，且都已经过税款评估期；(iv) 就安勇国际所知，就安勇国际或其任何子公司的税款而言，无任何新提请的、未决的或潜在的诉讼，也无任何因税款而对安勇国际或其子公司的资产强制执行留置权，且无任何此类诉讼或留置权执行的依据；(v) 就安勇国际或其任何子公司而言，对其税款评估及征收的限制法规或对其资产强制执行留置权的限制法规未被豁免或扩充，即便是豁免或扩充有效；且(vi) 安勇国际及其各子公司遵守所有适用于税款上报、交纳、征收及代扣的法律，适当、及时地代扣或代收并向主管税务机关交纳各种税款，并将所有由安勇国际或其子公司代扣或代收的税款（包括所得税、社会税、证券交易税及其他工资税）上报。

(i) Each of Eastern Eagle International (安勇国际) and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes of Eastern Eagle International (安勇国际) and its Subsidiaries which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.24, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of Eastern Eagle International (安勇国际), threatened, with respect to Taxes of Eastern Eagle International (安勇国际) or any of its Subsidiaries or for which a Lien may be imposed upon any of Eastern Eagle International (安勇国际)’s or its Subsidiaries’ assets and, to the best of Eastern Eagle International (安勇国际)’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of Eastern Eagle International (安勇国际) or any of its Subsidiaries or for which a Lien may be imposed on any of Eastern Eagle International (安勇国际) or its Subsidiaries’ assets has been waived or extended, which waiver or extension is in effect; and (vi) Eastern Eagle International (安勇国际) and each Subsidiary has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Eastern Eagle International (安勇国际) or such Subsidiary.

(b)          安勇国际及其子公司的未付税款（i）至最近的财务月度末为止，未超过”经审计的年度财务报告”中列明的纳税责任准备金（并非为反映账面收入与税后收入之间的时间差额的递延税款准备金），及（ii）按照安勇国际及其子公司对其纳税申报单进行备案的惯例，不会超过现在或至”成交日期”之前所调整的准备金。

The unpaid Taxes of Eastern Eagle International (安勇国际) and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Audited Annual Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of any of Eastern Eagle International (安勇国际) and its Subsidiaries in filing its Tax Return.

4.12         环境法律。安勇国际及其各子公司遵守与污染、环境保护、人体健康保护、危险物品有关的各种法律（统称为”环境法律”）。就安勇国际所知，安勇国际或其任何子公司都未从任何官方机构接到任何有关违反环境法的通知、询问、询书、控告、命令、调查、待定审核或警告。 安勇国际或其任何子公司都未被任何机关要求支付任何数额的罚款，或要求采取措施、禁止采取行动来减少或弥补任何环境事件或状况（包括清理石棉或任何其他潜在危险物品）。 安勇国际或其任何子公司，或其关联方所持有的所有不动产完全符合环境法律的要求。

Environmental Laws. Each of Eastern Eagle International (安勇国际) and its Subsidiaries has complied in all material respects with all Laws relating to pollution or the protection of the environment or human health or hazardous materials (collectively, the “Environmental Laws”), and there is not and there has not been at any time any notice, demand, request for information, complaint, order, investigation, or review pending or, to the best knowledge of Eastern Eagle International (安勇国际), threatened by any Authority with respect to any alleged violation by Eastern Eagle International (安勇国际) or any of its Subsidiaries of any Environmental Law. None of Eastern Eagle International (安勇国际) or any of its Subsidiaries has been requested by any Authority to pay any sum of money, or otherwise aid or take any action or refrain from taking actions, to abate or remediate any environmental occurrence or condition (including removal of asbestos or any other potentially hazardous substance). Any Real Property owned by Eastern Eagle International (安勇国际) or any of its Subsidiaries, or any of their Affiliates, is in compliance in all material respects with all Environmental Laws.

4.13         董事及管理人员。在本《协议》签订日，出售方的唯一的董事是LI YONG HUI，并且安勇国际的唯一的董事也是LI YONG HUI。 《附录》4.27真实、准确、完整地列出了安勇国际或其任何子公司的所有管理人员。

Directors and Officers. On the date of this Agreement, the Seller’s sole director is Yong Hui Li, and the only director of Eastern Eagle International (安勇国际) is Yong Hui Li. Schedule 4.14 sets forth a true, correct and complete list of all officers of Eastern Eagle International (安勇国际) or any of its Subsidiaries.

4.14         其他信息。 本《协议》、按照本《协议》提供给收购方或其关联方、律师、会计、代理人或代表人的文件或其他信息， 或与收购方对安勇国际或其子公司的资产、所销售股票、业务及本《协议》所述交易进行尽职调查复审所需的文件或信息，不包含任何对重大事项的不真实陈述，也未忽略任何重大事项。做此陈述的目的是使本文中的陈述不被误解。 就安勇国际所知，安勇国际及出售方已向收购方提供了与业务相关的所有实质性信息。

Other Information. Neither this Agreement nor any of the documents or other information made available to Buyer or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Buyer’s due diligence review of the Business, the Stock, any of Eastern Eagle International (安勇国际)’s or its Subsidiaries’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. To the best knowledge of Eastern Eagle International (安勇国际), Eastern Eagle International (安勇国际) and the Seller provided Buyer all material information regarding the Business.

4.15         补充中国陈述及保证。Additional China Representations and Warranties.

(a)          按照中国法律，安勇国际及其子公司已从中国官方机构获得其正当设立及营业所需的各种重要事项的同意、核准、授权或许可，且具有完全的法律效力。

All material consents, approvals, authorizations or licenses requisite under China law for the due and proper establishment and operation of Eastern Eagle International (安勇国际) and its Subsidiaries have been duly obtained from the relevant China Authority and are in full force and effect.

(b)          按照有关中国法律法规的要求，已在中国官方机构正式完成对安勇国际及其子公司，以及各自的经营活动进行的备案及登记，包括但不限于商业部、国家工商行政管理总局、国家外汇管理局、税务局、海关总署及其他管理外资企业的中国官方机构的注册与/或批准，虽然存在未能完成的备案及注册，但不会单独或在整体上构成重大不利影响。

All filings and registrations with the China Authorities required in respect of Eastern Eagle International (安勇国际) and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other China Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant China rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have am.

(c)          安勇国际及其子公司遵照所有相关的中国法律法规进行了注册资金的投入与支付。

Eastern Eagle International (安勇国际) and its Subsidiaries have complied with all relevant China laws and regulations regarding the contribution and payment of their registered share capital.

(d)          除不会单独或整体构成重大不利影响的通知或信函之外，安勇国际或其子公司未因违反相关规定或法律而从任何相关的中国官方机构收到有关撤回、质询已签发的许可或证明、政府补贴的通知或信函，也未收到任何通知或信函要求安勇国际或其任何子公司遵守法律或相关规定，或对自己的行为采取补救措施。

Neither Eastern Eagle International (安勇国际) nor any of its Subsidiaries is in receipt of any letter or notice from any relevant China Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any China Authority for non-compliance with the terms thereof or with applicable China laws, or the need for compliance or remedial actions in respect of the activities carried out by Eastern Eagle International (安勇国际) or any of its Subsidiaries, except where the notice or the letter does not, and would not, individually or in the aggregate, have a Material adverse effect.

(e)          除未能或不会单独或整体上构成重大不利影响的不合规行为之外，安勇国际及其子公司在许可的经营范围内从事各自的经营活动，或各自的经营活动符合所有相关法律的要求，并具备所有必需的中国官方许可及批准。对安勇国际或其子公司从事的各类业务而言，其所必需的许可、核准、政府授权、特许权需要定期进行更新或重新申办，出售方、安勇国际及其各子公司未发现任何能促使中国官方机构不予更新或重新办理的因素，各种未能或不会单独或整体构成重大不利影响的因素除外。

Eastern Eagle International (安勇国际) and its Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent China Authorities, except where such non-compliance has not had and would not reasonably be expected to have, resulted in a Material adverse effect. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of Eastern Eagle International (安勇国际)’s or its Subsidiaries’ business which is subject to periodic renewal, the Seller, Eastern Eagle International (安勇国际) and each Subsidiary have no knowledge of any grounds on which such requisite renewals will not be granted by the relevant China Authorities, except where such grounds do not, and would not, individually or in the aggregate, result in a Material adverse effect.

(f)          安勇国际及其子公司完全遵照中国法律法规进行人员或劳工的雇用，这些法律法规包括但不限于与福利基金、社会福利、医疗福利、保险、退休福利、养老金或此类福利相关的法律法规。

With regard to employment and staff or labor, Eastern Eagle International (安勇国际) and its Subsidiaries have complied, in all material respects, with all applicable China laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Article V

收购方的陈述及保证

Representations and Warranties of Buyer

收购方在此向安勇国际及出售方声明并保证，除了在”Fincera Inc. SEC文件”中公开的内容之外：

Buyer hereby represents and warrants to Eastern Eagle International (安勇国际) and the Seller that, except as disclosed in the Fincera Inc. SEC Documents:

5.1           公司存续和权力。 买方为一家遵照开曼群岛的法律正式组建、合法存续且声誉良好的公司。

Corporate Existence and Power. Buyer is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

5.2           公司授权收购方在公司的权力范围之内签署、交付及履行本《协议》及《补充协议》，并完成上述协议所述交易，且已经获得所有必要的收购方公司正式授权。 本《协议》已由收购方正式签署生效并交付，且本《协议》以及经过签署并交付的《补充协议》合法、有效，并对收购方有强制约束力。

Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Additional Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

5.3           政府授权。 收购方在签署生效、交付及履行本《协议》时，不需要任何官方机构的同意、批准、许可或其他与注册、公告或备案相关的活动。

Governmental Authorization. Neither the execution, delivery nor performance by Buyer of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

5.4           不违反。 收购方对本《协议》的签署、交付及履行，在现在或将来都不会（i）违反或抵触收购方的组织或组建文件，（ii）违反或抵触任何对收购方有约束力的任何法律、判决、强制令、命令、令状或法令的任何条款。

Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Buyer, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Buyer.

5.5           介绍费。 收购方或其任何（可能有权从卖方或其任何关联方收取费用或佣金的）关联方，就达成本《协议》及《补充协议》所述交易而言，未雇用或授权任何投资银行家、经纪人、中间人或其他的中介人。

Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

Article VI

本协议的保密

The confidentiality of the contract

6.1           各协议方承认，本《协议》必须由收购方按照适用的美国证券法规定公开。The parties acknowledge that this Agreement may be disclosed by the Buyer, in accordance with applicable U.S. securities laws.

Article VII

税收及费用

Taxes and Fees

7.1           各方应承担各自因本协议的谈判、准备及签署所引起的费用。

The parties shall bear their own expenses incurred in the negotiation, preparation and signing of this Agreement.

7.2           出售方、收购方应自行负担因本次交易所产生的各自的税收。

The Seller and the Buyer should bear their own respective taxes arising from this transaction.

Article VIII

特别约定条款

SPECIAL TERMS AND CONDITIONS

8.1“出售方”在此向”收购方”保证：

完成收购后的三个完整自然年度内，所出售公司主要资产河北瑞捷酒店管理有限公司石家庄希尔顿酒店，经营利润达到如下目标：

2017年度 人民币4000万；

2018年度 人民币4800万；

2019年度 人民币5500万。

根据每年终审计结果，达不到约定经营利润目标的差额部分，由出售方向收购方补足，并在审计报告完成后的三个月内向收购方支付。

The Seller made the pledge to the buyer in this assurance:

Within three years of the completion of the acquisition, the seller’s main asset Hebei Rui Jie Hotel Management Co., Ltd. Shijiazhuang Hilton Hotel should achieve certain operating profit to achieve the following goals:

Yr 2017 RMB40,000,000;

Yr2018 RMB48,000,000;

Yr2019 RMB55,000,000

According to the annual audit results, the seller should make up the balance to the buyer for that does not meet the operating profit target within three months after the completion of the annual audit results.

Article IX

其它条款

Other Terms

9.1           收购完成之后各方的权益将继续有效。各方的权利及义务不会因本协议拟定交易的完成而成为不能予以执行。为了执行某一交易而签署及交付任何转让文件或其它文件时，该等权利及义务继续有效。

Each party’s benefits and rights will continue to be valid after the acquisition. Each parties’ rights and responsibilities will continue to be valid after the acquisition. Rights and responsibilities remain valid when signing and transferring any document in order to take on a transaction.

9.2           权利或责任的不转让。未经另一方的事先书面同意，任何一方不得转让、抵押本协议项下的任何权利或义务，或对其设定负担或以任何其它方式处置本协议项下的任何权利或义务，或试图或企图这样做。

No Transfer of Rights or Responsibilities. Without the other’s prior written consent, no party can transfer or collateralize any rights or obligations under this Agreement, nor create an encumbrance on or in any other way dispose of any rights or obligations under this Agreement, or attempt to do so.

9.3           成交确认。每一方均应采取一切必要的行动(包括签署协议及文件)，确保本协议及本协议项下拟定的交易完全生效，直至收购之公司完成所销售股票的变更登记。

Closing Confirmation. Each party shall take all necessary actions (including the signing of agreements and documents) to ensure that this Agreement and the proposed transaction under this Agreement be and remain in full force and effect until the change of registration of the Stock is completed.

9.4           出售/购买的弃权。本协议项下任何权利、权力或救济方法的未行使或延迟行使均不构成弃权。对任何权利、权力或救济方法的单独或部分行使或放弃，并不排除任何其他部分或进一步行使任何其它权利、权力或救济方式。除非弃权以书面方式作出，否则对作出弃权的一方无效或无约束力。

Abstain from the Right to Sell/ Purchase. Under this Agreement, any rights, powers or remedies, to exercise or delay in exercising, do not constitute a waiver. Any right, power or remedy or partial waiver, does not preclude any other or further exercise of any other rights, powers or remedies. Unless a waiver is in writing, such waiver is invalid and non-binding.

9.5           通知。本协议项下发出或作出的任何通知、要求、同意或其它传达(每一均为”通知”)：

Notice. Any notice, request, consent or other convey issued or made under this Agreement (all is defined as “Notice”):

(a)          必须采用书面方式，且须由发件人或经其正式授权的人士签字；

must be made in writing and signed by the sender or by their duly authorized persons;

(b)          必须注明并送达至收件人的地址或传真号码，或本协议签署日之后收件人最新告知的地址或传真号码。

The recipient’s address or fax number shall be clearly marked, or the latest address or fax number shall be notified by the recipient following the execution of this Agreement.

(c)          一旦被递送、接收或留置在上述传真号码或地址，即被视为已有效送达或作出。如果通知递送或送达时并非受送地的工作日或当地时间16:00之后，则该通知将被视为在受送地下一工作日营业时间开始时有效送达或作出。

Once delivered, received or retained it shall be deemed to have been effectively served or made in the above fax number or address. If the notice is delivered or served other than on a Business Day or by 16:00 local time, the notice will be deemed to be served or made effective by the next Business Day.

9.6           适用法律。本协议适用香港法律。

Governing Laws. The laws of Hong Kong shall govern this Agreement.

9.7           争议解决。 Dispute Resolution.

(a)          本协议双方应通过友好协商的方式寻求解决因本协议所产生的或与本协议有关的一切争议或索赔。任何一方如欲通过协商解决争议或索赔，应书面通知对方。

The parties to this Agreement undertake through friendly consultation to find a solution to any dispute or Claim arising out of or relating to this Agreement. Any party who wishes to resolve the dispute through negotiation or Claim, shall provide written notice to the other.

(b)          如果在(a)项所述通知发出之日起二十(20)个工作日内双方未能解决因本协议所发生的或与本协议有关的争议或索赔，包括与该协议的存在、效力或解除有关的任何问题，任何一方均可依据香港法律，将该争议或索赔提交香港法院处理。

If the parties fail to resolve any dispute or Claim arising out of or relating to this Agreement within twenty (20) Business Days following the delivery of a notice of dispute or Claim, as described in subparagraph (a) within , including the agreement with the existence, validity or dissolution of any dispute or claim arising out of or related to this Agreement, any party may, in accordance with the laws of Hong Kong, submit the dispute or claim to the Hong Kong courts.

9.8           副本及语言。 Copies and Language.

(a)          本协议一式数份。所有副本构成一份完整的文件。本协议以中文书就。

This agreement is in several copies. All copies constitute a complete document. This Agreement is written in Chinese.

(b)          本协议由各方于首页所示日期签署生效。

This Agreement becomes effective once signed by the parties on the date indicated on the first page.

[剩下页面故意留空白]

[remainder of page intentionally left blank]

(股权转让协议签署页）

(Signature page of this equity transfer agreement)

出售方 Seller：SMART SUCCESS INVESTMENT LIMITED

By:
Name:
Title:

收购方 Buyer：FINCERA INC.

By:
Name:
Title:

Eastern Eagle International (安勇国际）

By:
Name:
Title:

附件一

ANNEX I

公司信息 Company Information

Eastern Eagle International (安勇国际）

名称： Name:	Eastern Eagle International (安勇国际)
注册日期： Registration Date:	[2007年7月26日 ]
公司代码： Company Code:	[1153061]
公司类型： Type of Enterprise:	有限公司 Limited Liability Company
股东： Shareholder:	Smart Success Investment Limited，100%
董事： Director:	Yong Hui Li

安勇贸易 An Yong Trade

名称： Name:	河北安勇贸易有限公司 Hebei An Yong Trade Co., Ltd.
成立时间： Date of Establishment:	[2015年7月20日] [July 20, 2015]
公司类型： Type of Enterprise:	[有限责任公司（台港澳法人独资）] [Limited Liability Company (wholly owned by Taiwan/Hong Kong/Macau Legal Person)]
经营范围： Scope of Business:	[客房用品、保洁用品、餐饮用品、日用品、建筑材料的批发] [Wholesale of guest room supplies,cleaning supplies,food supplies, daily necessities, construction materials
注册地址： Registered Location:	[河北省石家庄市长安区东大街5号开元中心26层2601-D室] [Room 2601-D, Kaiyuan Center,No.5 East Main Street, Chang An District, Shijiazhuang, Hebei, PRC.]
注册资本： Registered Capital:	[300]万元 RMB [3] million
实缴资本： Paid-in Capital:	[300]万元 RMB [3] million
股权持有者： Holder of Equity:	Eastern Eagle International (安勇国际）, 100%
执行董事： Executive Director:	[阎会凯] YAN HUI KAI

瑞捷酒店 Rui Jie Hotel

名称： Name:	河北瑞捷酒店管理有限公司 Hebei Rui Jie Hotel Co., Ltd
成立时间： Date of Establishment:	[2009年11月2日] [November 2, 2009]
公司类型： Type of Enterprise:	[有限责任公司（法人独资）] [Limited Liability Company (A legal person enterprise)]
经营范围： Scope of Business:

[酒店管理服务；企业管理、商务信息咨询服务；会议服务；设计、制作、发布、代理广告；物业服务；自有房屋及室内场地租赁。以下限分支机构经营，涉及许可的凭许可证在有效期内经营：住宿、餐饮服务；卷烟、日用品销售；花卉出租销售；代购车、船、飞机票；打字复印；停车服务；预包装食品零售；健身服务；翻译服务、洗衣服务、旅游咨询服务；游泳；特殊食品（含保健品）零售。]

[Hotel management services,Enterprise management, business information consulting services;Conference service,Design, production, distribution, agents, advertising;Property services;Self-owned housing and indoor venue rental.In the lower branch management, involving the licensed with permits to operate in the period of validity: accommodation, catering services;Cigarettes, commodity sales;Flowers rental sales;Generation car, ship, plane tickets;Typing photocopying;Parking services;Pre-packaged food retail;Fitness services;Translation service, laundry service, travel advisory services;Swimming;Special food (including health care products) retail.]

注册地址： Registered Location:	[石家庄市东大街5号开元金融中心27层2701-E室] [Room 2601-E, Kaiyuan Center,No.5 East Main Street, Chang An District, Shijiazhuang, Hebei, PRC.]
注册资本： Registered Capital:	[20000]万元 RMB [200] million

实缴资本： Paid-in Capital:	[20000]万元 RMB [200] million
股权持有者： Holder of Equity:	河北安勇贸易有限公司，100% Hebei An Yong Trade Co., Ltd., 100%
执行董事： Executive Director:	[全春梅] [QUAN CHUN MEI]

石家庄希尔顿酒店 Hilton Hotel

名称： Name:	河北瑞捷酒店管理有限公司石家庄希尔顿酒店 Hebei Rui Jie Hotel Management Co., Ltd. Shijiazhuang Hilton Hotel
成立时间： Date of Establishment:	[2012年4月26日] [April 26, 2012]
公司类型： Type of Enterprise:	[有限责任公司分公司 ] [China-funded limited liability company subsidiary company]
经营范围： Scope of Business:

[住宿、餐饮服务；打字复印；卷烟、日用品的销售；零售预包装食品；停车服务；花卉出租及销售；自有房屋租赁；会议服务；设计、制作、发布、代理国内广告业务；代购车、船、飞机票；健身服务；翻译服务；洗衣服务；游泳及游泳咨询服务。]

[Accommodation, catering services;Typing photocopying;Cigarettes, commodity sales;Retail pre-packaged food;Parking services;Flowers rental and sales;Own house lease;Conference service;Design, production, publishing, agent domestic advertising business;Generation car, ship, plane tickets;Fitness services;Translation services;Laundry service;Swimming and swimming consulting services

注册地址： Registered Location:	[石家庄市长安区东大街5号] [Kaiyuan Center,No.5 East Main Street, Chang An District, Shijiazhuang.]
负责人： Executive Director:	[全春梅] QUAN CHUN MEI

开元中心商务餐厅 Kaiyuan Center Business Restaurant

名称： Name:	河北瑞捷酒店管理有限公司开元中心商务餐厅Hebei Rui Jie Hotel Management Co., Ltd. Kaiyuan Center Business Restaurant
成立时间： Date of Establishment:	[2015年4月14日] [April 14, 2015]
公司类型： Type of Enterprise:	[有限责任公司分公司] [China-funded limited liability company subsidiary company]
经营范围： Scope of Business:	[餐饮服务] [catering services]
注册地址： Registered Location:	[河北省石家庄市长安区东大街5号开元中心5层] [Kaiyuan Center,No.5 East Main Street, Chang An District, Shijiazhuang, Hebei, PRC.]
负责人： Executive Director:	[冀占岐] JI ZHAN QI

附件二

ANNEX II

评估报告

评估报告摘要—石家庄希尔顿酒店

客户名称	:	AutoChina Group Inc. 开元汽车集团有限公司(「公司」)
物业地址	:	中国河北省石家庄市长安区东大街5号之希尔顿酒店，即「开元中心」之地下1至4层，地上1至4层、12层及28至53层及PH1「该物业」
评估目的	:	内部参考
评估基准日	:	2016年4月30日

土地使用权

土地使用权人	:	河北瑞华房地产开发有限公司
物业地址	:	中国河北省石家庄市长安区东大街5号之希尔顿酒店
国有土地使用证号	:	长安国用(2009)第00251号
土地面积	:	10,601.234平方米
准许用途	:	商务金融用地
使用年限期至	:	2048年4月15日
剩余年限	:	约32年

房屋使用权

房屋使用权人	:	河北瑞捷酒店管理有限公司
房屋使用权证号	:	石房权证长字第150001826, 150001827, 150001828, 150001829及150001830号
建成年份	:	2013
建筑面积	:	房权证登记: 110,708.09平方米(不包括避难层)
结构	:	钢筋水泥
层数	:	酒店及其配套: 地上1至4层、29-39、41-53、PH1层 避难层: 地上12、28、40层 车库: 地下1-4层
准许用途	:	酒店
外墙	:	玻璃幕墙
按揭情况	:	该物业已被抵押给中信银行股份有限公司石家庄分行，其贷款合共为人民币8亿5仟万元。

酒店明细

酒店面积及数目 :

该物业	建筑面积(平方米)
酒店房间	72,102.16
避难层	7,542.74
车位 *	39,356.46
合共	**119,001.36**

房间类别	房间数目	平均面积
服务式公寓	94	45平方米
标准客房	381	45平方米
行政客房	91	45平方米
套房	27	107平方米
总统套房	1	254平方米
无障碍房间	2	--
合共房间数目	**596**	

* 按公司所提供，开元中心之停车位合共有541个车位，其中506个为地下停车位，37个为地上停车位。

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「开元中心」整幢面积 :

层数	建筑面积 (平方米)	用途	是次评估范围
PH1	466.17	大厦泵房及其他配套	✓
41－53	9,272.60	酒店 – 行政房	✓
40	2,318.15	避难层	✓
36－49	30,135.95	酒店 – 标准客房	✓
32－35	9,272.60	服务式公寓	✓
29－31	7,303.04	游泳池、水疗室、餐厅和空中大堂	✓
28	2,626.35	避难层	✓
13－27	38,973.60	办公层 (2.7 米高楼底)	不包括
12	2,598.24	避难层	✓
5－11	20,213.18	办公层 (3 米高楼底)	不包括
1－4	16,117.97	大堂、餐厅及、会议室和商务中心	✓
地下 1－4	39,356.46	停车位及配套	✓
合共	**178,654.31**		

评估结果

估值方法 : 按公司指示，我司以成本法进行评估。

土地价值：我们参考了最近在目标土地附近成交的可比土地案例。我们已对该物业和可比土地案例的特征差异作出适当的调整。土地总价值为人民币 470,000,000 元，单价每平方米约为人民币 6,271 元。

房屋价值：建筑物之重置成本是根据市场成本资料估算的。折旧是根据观測到的状况，以及考虑到该等改良物的年限、经济寿命和剩余的土地使用权。该等建筑物一直保持在合理的状况下。根据 贵司提供的数据，它们的已使用年限大约是 3 年。考虑到建筑物的一般经济寿命为 50 年和土地使用权剩余年限若 32 年，建筑物的折旧率估计为 2%。根据上述考虑，评估建筑物及附属设施折旧后的重置价格为人民币 1,564,000,000 元。

假设及估值结论 :

1. 公司已合法取得该物业的土地使用权及房屋所有权；
2. 公司有权占用、使用、租赁、转让、抵押或以其他方式处置该物业；
3. 我们假设该等物业已遵守所有适用的分区和使用的规定和限制；及
4. 我们进行估值时，已假设所有土地使用权出让金已全数缴付，并无任何额外费用。
5. 我们进行估值时，乃按照公司所提供之建筑面积进行评估。

估值结果 : 该物业之评估价值，合计约为：

土地市值 : 人民币 470,000,000 元
房屋建筑物价值 : 人民币 1,564,00,000 元
房地产合计 : 人民币 2,034,000,000 元

本评估报告摘要只作参考用途。详细资料，请参阅评估报告之英文版。

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